Exhibit 10.82
THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

August 6, 2025

VIA EMAIL DELIVERY

Daniel Manea
48 Garfield Road
Concord, MA 01742

    Re: Severance Agreement and Release

Dear Dan:

    This letter (“Agreement”) serves as a Notice of Termination of your employment with Insulet Corporation (the “Company”), without “Cause,” pursuant to Sections 2(k) and 12(a) of the Insulet Corporation Amended and Restated Executive Severance Plan (the “Severance Plan”). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive severance pay and benefits as set out in the Severance Plan.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date hereof. If you do not sign and return this Agreement within the twenty-one (21) day period, this offer of severance pay will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing this Agreement. PLEASE DO NOT SIGN THIS AGREEMENT BEFORE AUGUST 31, 2025.

1.Employment Status and Final Payments:
(a)Termination Date: Your termination from employment with the Company is effective August 31, 2025 (the “Termination Date”). As of the Termination Date, your salary will cease, and any entitlement you have or might have had under a Company-provided benefit plan, program, contract, or practice will terminate, except as required by federal or state law or as set out in the Severance Plan or this Agreement.
(b)You were a participant in the Company’s Executive Unlimited Time Off policy during your employment. Pursuant to the terms of the policy, you did not accrue or carry over paid time off and no paid time off is paid out at the time of termination.
(c)You hereby acknowledge that as of the date you sign this Agreement you have been paid all earned wages and for all accrued but unused vacation time. Please submit requests for reimbursement of expenses within 10 days of receipt of this Agreement in a manner consistent with the Company’s expense reimbursement process.
(d)The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical, dental and vision plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.
2.    Consideration: Pursuant to Section 3(a) of the Severance Plan, and in exchange for and consideration of: (a) your execution and timely delivery of this Agreement, without exercising your right of revocation as set out in Section 13, below and (b) your ongoing compliance with the terms and conditions of this Agreement, the terms and conditions of the Severance Plan, including but not limited to Section 5 of that Plan, and the Insulet Corporation Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement dated March 5, 2024 (“NDA”), the Company agrees as follows:
(a)Severance Pay: The Company will provide you severance pay in the gross amount of $489,000.00 (the “Severance Amount”), which is the equivalent of one (1) year of your current base salary. The Severance Amount will be paid to you in substantially equal installments in accordance with the Company’s payroll practice over 12 months; provided, however, that the first installment will be paid in the pay period that follows sixty (60) days from the Termination Date. This first installment will include amounts attributable to the period from the Termination Date up to and including the payroll period in which the payment is made.
(b)Bonus Payment:
(i)Target Bonus. The Company will pay you your target annual incentive bonus for the 2025 calendar year less applicable federal, state and local tax withholdings and deductions (the “2025 Target Bonus”). The 2025 Target Bonus will be paid to you in substantially equal installments in accordance with the Company’s payroll practice over 12 months; provided, however, that the first installment will be paid in the pay period that follows sixty (60) days from the Termination Date. This first installment will include amounts attributable to the period from the Termination Date up to and including the payroll period in which the payment is made.
(ii)Prorata Bonus. The Company will pay to you a pro rata portion of the 2025 annual incentive bonus, less applicable federal, state and local tax withholdings and deductions (the “2025 Prorata Bonus”), as determined in accordance with the Company’s Annual Incentive Plan based on Company performance.  The 2025 Prorata Bonus will be paid to you by check, which check will be delivered by a nationally recognized overnight courier to your address set forth above, at the same time the Company distributes bonuses to employees in the normal course of business, in March 2026.
(c)COBRA Premiums: If you elect in a timely manner to continue health and dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, the Company will pay the Company’s portion of your monthly premium payments until the earlier of: (i) the conclusion of the twelve (12) month period following the Termination Date, (ii) the date you obtain other employment; or (iii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the full premium payments yourself. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.
(d)Outplacement Services: The Company will pay for outplacement services up to Twenty-Five Thousand Dollars ($25,000.00), which outplacement services will be provided through a Company designated vendor and direct billed to the Company.
(e)Payments: The payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
(f)Section 409A of the Internal Revenue Code: The intent of the parties is that this Agreement satisfies, or is exempt from, the requirements of Section 409A of the Internal Revenue Code, and it shall be so interpreted. It is the understanding and intention of the parties that the Severance Amount is exempt from Section 409A as separation pay paid only on an involuntary separation from service pursuant to Treasury Regulations § 1.409A-1(b)(9)(iii). To the extent that any of the compensation payable under this Agreement becomes subject to Internal Revenue Code Section 409A, this Agreement shall be interpreted and construed to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of an exception from the application of Section 409A or, alternatively, to comply with such Code Section and the applicable guidance thereunder, including Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision), and to avoid any additional tax thereunder.
3.Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.
(a)In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors, and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) below, this means that by signing this Agreement, you are agreeing to forever waive, release, and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors, or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, members, managers, employees, attorneys and/or agents, all both individually and in their official capacities.
(b)This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state, or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.
(c)For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Age Discrimination in Employment Act (“ADEA”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non-Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes The Massachusetts Payment of Wages Law (M.G.L. ch. 149, § 148), The Massachusetts Overtime Law (M.G.L. ch. 151, § 1A), The Massachusetts Meal Break regulations (M.G.L. ch.149 §§ 100 and 101) and any state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.
(e)Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave benefits, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; or (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company).
(f)For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of unlawful discrimination, harassment, abuse, assault, other criminal conduct, retaliation, sexual harassment, sexual abuse or other sexual misconduct with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged unlawful employment practices, or alleged sexual harassment, sexual abuse or sexual misconduct on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
4.Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums. You further agree and acknowledge that you have not raised a claim of sexual harassment or abuse with the Company.
5.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:
Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:
(a)in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;
(b)you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;
(c)you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and
(d)in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.
6.Period for Review and Consideration of Agreement:
(a)You acknowledge that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.
(b)The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.
7.    Company Files, Documents and Other Property: You affirm that other than as permitted in Sections 3(e) and 3(f) you will immediately return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, wireless handheld devices, cellular phones, etc.), Company identification, Company vehicles, information stored on any storage device, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, customer and employee personal information, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, information recorded in confidence by the Company from third parties, techniques, methods, inventions, ideas, concepts or other matters conceived or developed by employees or which employees may have learned from other employees of Company, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (collectively, “Company Property”). You agree that in the event that you discover any other Company Property in your possession, custody or control after the Termination Date you will immediately return such materials to the Company.
8.    Future Conduct:
(a)    Non disparagement: Other than as permitted in Section 3(e) and 3(f) above, you agree not to make statements to clients, customers, and suppliers of the Company Releasees or to other members of the public that are in any way disparaging or negative towards the Company Releasees or their products and services. In the event the Company receives a request for a reference from any prospective employer of yours, Company agrees to state only your dates of employment with the Company, the last position you held with the Company, and nothing further.
(b)    Post-Employment Obligations:
(i)    By signing this Agreement you are acknowledging your post-employment obligations as set out in the NDA.
(ii)    By signing this Agreement you are also acknowledging your obligation to comply with the post-employment confidentiality, non-competition and non-solicitation restrictions set out in Section 5 of the Severance Plan (the “Other Covenants”), and you are agreeing to comply, and representing you will comply, with those obligations. A copy of the Severance Plan is attached to this Agreement. The Other Covenants do not supersede any of the covenants in the NDA, which agreement shall survive in accordance with its own terms. To the extent any conflict exists between the NDA and the Other Covenants, the Company shall be provided the greatest protection set forth in either agreement.
(iii)    You understand that proprietary information, confidential information, and trade secrets protected in the NDA, the Severance Plan or any other agreement or release that the Company has presented you that survives your separation of employment is hereby amended to exclude information protected under Sections 3(e) and (f) above.
(c)Confidentiality of this Agreement: Other than as permitted in Section 3(e) and 3(f) above, you agree that the existence, terms and conditions of this Agreement are and shall remain confidential and that you have not and shall not disclose the existence or terms of this Agreement to any individual or entity except (a) to adult members of your immediate family and your professional advisors, who shall be advised of this confidentiality provision, (b) to the extent required by a final and binding court order or other compulsory process or (c) to any federal, state, or local taxing authority.

(d)No Filed Claims: You warrant and represent to the Company that as of the date of execution of this Agreement you have not filed a claim or complaint against any of the Company Releasees in court, before an administrative agency, in an alternative dispute resolution forum, or through the Company’s internal complaint process, relating directly or indirectly to your employment with the Company, separation from employment, or otherwise. You further warrant and represent that you have not assigned or transferred, or purported to assign or transfer to any person or entity any claim or complaint or any part or portion thereof. You agree to indemnify and hold harmless the Company from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including payment of attorney’s fees and costs actually incurred, whether or not litigation is commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer, or purported assignment or transfer of the same. You acknowledge that the Company is relying on the accuracy of these representations as a material term of this Agreement. Nothing in this paragraph shall restrict you from filing an application for unemployment benefits following your Termination Date. In the event you file any such application, the Company agrees to not contest it.
(e)You understand and agree that your obligations under this Section 8 are material terms of this Agreement and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this Section 8.
9.    Representations and Governing Law:
(a)    This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the NDA and the Severance Plan, each of which shall remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.
(b)    If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. If the general release language is declared illegal or unenforceable, you agree to execute a valid release of the claims referenced in this Agreement, without the need for additional consideration. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.
(c)    This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of

Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court. YOU AND THE COMPANY VOLUNTARILY AND KNOWINGLY WAIVE THE RIGHT TO A TRIAL BY JURY AND AGREE THAT ANY AND ALL LEGAL DISPUTES BETWEEN THE PARTIES SHALL BE TRIED BY A JUDGE ONLY (A “BENCH TRIAL”), AND NOT A JURY. The prevailing party in any such action shall be entitled to recover their reasonable costs and attorney’s fees.
(d)    This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.
(e)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.
(f)    This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.
(g)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

10.    Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me by the date which is twenty-one (21) days following the date of this Agreement. You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to me at 100 Nagog Park, Acton, Massachusetts 01720 or by email to jkapples@insulet.com. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be delivered to me no later than the close of business on the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.
Sincerely,
By: __/s/ John W. Kapples______
John W. Kapples, SVP, General Counsel
Authorized Representative of Insulet Corporation

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Daniel Manea__________________
Daniel Manea

Date:8/31/25___________________

IF YOU DO NOT WISH TO USE THE FULL 21-DAY PERIOD,
PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Daniel Manea, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated:
Daniel Manea
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